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                                                                    EXHIBIT 2(c)

                         UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF GEORGIA

In Re:                                          Chapter 11
                                                Case No. 02-70596 (JTL)
TRI-STATE OUTDOOR MEDIA
GROUP, INC.,                                    Judge Laney
                                                Hearing Date: December 19, 2002
            Debtor.                             Hearing Time: 10:00 a.m.


                 FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER
               CONFIRMING AMENDED PLAN OF REORGANIZATION PROPOSED
                BY THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

         WHEREAS, on April 25, 2002 (the "Petition Date"),(1) certain holders of a substantial majority (approximately 73% of the face amount) of the 11% Senior Subordinated Notes due March 15, 2008 (the "Notes") (collectively, the "Ad Hoc Committee") filed an involuntary petition seeking relief under Chapter 11 of the Bankruptcy Code. On April 26, 2002, the Debtor consented to the entry of an Order for relief; and

         WHEREAS, the official committee of unsecured creditors appointed in the above case (the "Creditors' Committee") filed the Disclosure Statement For The Amended Plan Of Reorganization Proposed By The Official Committee Of Unsecured Creditors (the "Disclosure Statement") dated November 13, 2002 and that certain Amended Plan Of Reorganization Proposed By The Official Committee of Unsecured Creditors (as modified herein, the "Plan") dated November 13, 2002; and

         WHEREAS, on November 14, 2002, this Court entered an order (the "Solicitation Procedures and Disclosure Statement Order") approving the proposed solicitation procedures

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(1)      Except as otherwise defined herein, all capitalized terms shall have the meanings ascribed to such terms in the Plan (as defined herein).


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(the "Solicitation Procedures") with respect to the Plan and approved the form of Disclosure Statement relating to such Plan in accordance with section 1125 of the Bankruptcy Code; and

         WHEREAS, in accordance with the Solicitation Procedures and Disclosure Statement Order, on November 18, 2002, the Committee commenced the solicitation (the "Solicitation") of votes in respect of the Plan from the holders of Claims in Classes 5 and 6 (the "Voting Classes") and caused copies of the following documents: (i) the Plan; (ii) the Disclosure Statement; (iii) the Solicitation Procedures and Disclosure Statement Order; (iv) a Confirmation Hearing Notice; and (v) an appropriate ballot (the "Ballot") with which to vote (collectively, the Plan, the Disclosure Statement, the Solicitation Procedures and Disclosure Statement Order, the Confirmation Hearing Notice, and the Ballot, the "Solicitation Materials") to be served upon members of the Voting Classes, or their nominees. The voting deadline was fixed as 5:00 p.m., eastern standard time, on December 13, 2002 (the "Voting Deadline"). Trumbull Services Company, LLC ("Trumbull Services") was retained to aid in disseminating the Solicitation Materials and tabulating the voting; and

         WHEREAS, prior to the Voting Deadline, the following vote totals in favor of confirmation of the Plan were timely and properly received: (a) 100% in amount and 100% in number of the holders of Class 6 Senior Note Claims voting on the Plan voted to accept the Plan and (b) 100% in amount and 100% in number of the holders of Class 5 Claims voting on the Plan voted to accept the Plan; and

         WHEREAS, on or before December 19, 2002, a certification executed by Francine Gordon of Trumbull Services was filed setting forth the results of the solicitation (the "Gordon Certification"); and



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         WHEREAS, on or before December 19, 2002, an affidavit of publication
(the "Publication Affidavit") of The Wall Street Journal, was filed attesting to the fact that the notice of the Confirmation Hearing was published in accordance with the Solicitation Procedures and Disclosure Statement Order; and

         WHEREAS, on or before December 19, 2002, an affidavit by Francine Gordon of Trumbull Services was filed reflecting service of the Solicitation Materials to all Voting Classes; (the "Certificate of Service of Solicitation Materials"); and

         WHEREAS, on December 9, 2002, a plan supplement was filed (the "Plan Supplement") along with the amended certificate of incorporation of Reorganized Tri-State, amended bylaws of Reorganized Tri-State and three (3) initial directors of Reorganized Tri-State designated by the Committee; and

         WHEREAS, on December 18, 2002, a Plan supplement amendment was filed (the "Amended Plan Supplement") with further amended certificate of incorporation of Reorganized Tri-State and amended bylaws of Reorganized Tn-State and five (5) directors of Tri-State designated by the Committee; and

         WHEREAS, on December 18, 2002, the Committee filed a memorandum of law in support of continuation of the Plan and addressing certain objections to the Plan (the "Confirmation Memorandum"); and

         WHEREAS, the objections to confirmation of the Plan have either been resolved, withdrawn, or are hereby overruled; and

         WHEREAS, the confirmation hearing was held on December 19, 2002; and

         NOW, THEREFORE, based upon the Court's review of the Solicitation Materials (which includes the Plan and Disclosure Statement), the Certificate of Service of Solicitation



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Materials and the other Solicitation Declarations, and the Confirmation
Memorandum; and upon: (i) all of the evidence proffered or adduced at, memoranda in connection with, and arguments of counsel made at, the Confirmation Hearing and (ii) the entire record of this chapter 11 case; and after due deliberation thereon and good cause appearing therefor, it is hereby found and determined that:

                   FINDINGS OF FACT AND CONCLUSIONS OF LAW(2)

         1. EXCLUSIVE JURISDICTION; VENUE; CORE PROCEEDING (28 U.S.C. SECTIONS 157(b)(2) AND 1334(a)). This Court has jurisdiction over the Debtor's Chapter 11 case pursuant to 28 U.S.C. Sections 157 and 1334. Venue is proper pursuant to 28 U.S.C. Sections 1408 and 1409. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. Section 157 (b)(2)(L) over which this Court has exclusive jurisdiction.

         2. JUDICIAL NOTICE. This Court takes judicial notice of the docket of this Chapter 11 case maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of this Chapter 11 case.

         3. BURDEN OF PROOF. The Committee, as proponent of the Plan, has met its burden of proving the elements of Bankruptcy Code sections 1129(a) and (b) by a preponderance of the evidence.

         4. TRANSMITTAL AND MAILING OF MATERIALS: NOTICE. The Solicitation Materials and notices of the confirmation hearing were served in compliance with the Solicitation Procedures and Disclosure Statement Order, and such transmittal and service were


----------
(2) Pursuant to Bankruptcy Rule 7052, findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate.



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adequate and sufficient. Adequate and sufficient notice of the confirmation hearing, the filing and contents of the Plan Supplement and the deadlines described in the Solicitation Procedures and Disclosure Statement Order were given in compliance with the Bankruptcy Rules and the Solicitation Procedures and Disclosure Statement Order and as set forth in the Solicitation Declarations, and no other or further notice is or shall be required.

         5. IMPAIRED CLASSES THAT HAVE VOTED TO ACCEPT THE PLAN. As evidenced by the Gordon Certification, which certified both the method and results of the voting, Classes 5 and 6, each of which are impaired, have voted to accept the Plan pursuant to the requirements of Bankruptcy Code sections 1124 and 1126.

         6. CLASSES DEEMED TO HAVE ACCEPTED THE PLAN. Classes 1,2,3, and 4 are not impaired under the Plan and are deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).

         7. CLASSES DEEMED TO HAVE REJECTED THE PLAN. In accordance with the Plan, Classes 7 and 8 will receive no distribution under the Plan and are deemed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g).

         8. PLAN COMPLIANCE WITH BANKRUPTCY CODE (11 U.S.C. SECTION 1129(a)(l)). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying Bankruptcy Code section 1129(a)(l).

                  a. PROPER CLASSIFICATION (11 U.S.C. SECTIONS 1122, 1123(a)(l)). In addition to Administrative Claims and Priority Tax Claims, which need not be classified, the Plan designates eight (8) Classes of Claims and Interests. The Claims and Interests placed in each Class are substantially similar to other Claims and Interests, as the case may be, in each such Class. Valid business, factual and legal reasons exist for separately



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         classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate among holders of Claims and Interests. Thus, the Plan satisfies Bankruptcy Code sections 1122 and 1123(a)(1).

                  b. SPECIFY UNIMPAIRED CLASSES (11 U.S.C.SECTION 1123(a)(2)). Sections 4.1, 6.1, 6.2, 6.3, and 6.4 of the Plan specify that Classes 1, 2, 3, and 4 are unimpaired under the Plan, thereby satisfying Bankruptcy Code section 1123(a)(2).

                  c. SPECIFY TREATMENT OF IMPAIRED CLASSES (11 U.S.C.SECTION 1123(a) (3)). Sections 4.2, 6.5, 6.6, 6.7, and 6.8 of the Plan
         designate Classes 5, 6, 7, and 8 as impaired and specify the treatment of Claims and Interests in those Classes, thereby satisfying Bankruptcy Code section 1123(a)(3).

                  d. NO DISCRIMINATION (11 U.S.C. SECTION 1123(a)(4)). The Plan provides for the same treatment for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying Bankruptcy Code section 1123(a)(4).

                  e. IMPLEMENTATION OF PLAN (11 U.S.C. SECTION 1123(a)(5)). The Plan provides adequate and proper means for its implementation thereby satisfying Bankruptcy Code section 1123(a)(5), including the Reorganized Debtor's entry into the New Credit Agreement, the issuance of the New Securities pursuant to the Plan.

                  f. NON-VOTING EQUITY SECURITIES (11 U.S.C. SECTION 1123(a)(6)). Section 8.3 of the Plan provides that the bylaws and certificates of incorporation or other organization documents of the Reorganized Debtor shall be amended, as of the Effective Date, to provide for the inclusion of provisions prohibiting the issuance of nonvoting equity securities, subject to further amendment of such bylaws and certificates of



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         incorporation or other organization documents as permitted by applicable law. Thus, the requirements of Bankruptcy Code section 1123(a)(6) are satisfied.

                  g. SELECTION OF OFFICERS AND DIRECTORS (11 U.S.C.
         SECTION 1123(a)(7)). The Committee properly and adequately disclosed or otherwise identified five (5) directors of Reorganized Tri-State designated by the Committee who will serve on or after the Effective Date. The manner of selection and appointment of such individuals or entities is consistent with the interests of Claim and Interest holders and with public policy, satisfying the requirements of Bankruptcy Code section 1123(a)(7).

                  h. ADDITIONAL PLAN PROVISIONS (11 U.S.C. SECTION 1123(b)). The Plan's provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code.

         9. COMPLIANCE WITH BANKRUPTCY RULE 3016. The Plan is dated and identifies the entity submitting it, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement with the Court satisfies Bankruptcy Rule 3016(b).

         10. COMPLIANCE WITH BANKRUPTCY RULE 3017. The Committee has given notice of the Confirmation Hearing as required by Bankruptcy Rule 3017(d). The Solicitation Materials were transmitted to the Voting Classes and certain other notices, as set forth in the Solicitation Procedures and Disclosure Statement Order, were transmitted to parties deemed to accept or to reject the Plan, pursuant to Bankruptcy Rule 3017(e).

         11. COMPLIANCE WITH BANKRUPTCY RULE 3018. The solicitation of votes to accept or reject the Plan, as more fully set forth in the Solicitation Declarations, satisfies Bankruptcy Rule 3018. The Plan was transmitted to all Claim and Interest holders entitled to vote on the Plan, sufficient time was prescribed for such Claim and Interest holders to accept or



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reject the Plan, the Plan Supplement was timely filed, and the Solicitation
Materials and Solicitation Procedures comply with Bankruptcy Code section 1126, thereby satisfying the requirements of Bankruptcy Rule 3018.

         12. PROPONENT'S COMPLIANCE WITH BANKRUPTCY CODE (11 U.S.C. SECTION 1129(a)(2)). The Proponents have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying Bankruptcy Code section 1129(a)(2).

         13. PLAN PROPOSED IN GOOD FAITH (11 U.S.C. SECTION 1129(a)(3)). The Proponents have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying Bankruptcy Code section 1129(a)(3). In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the formulation of the Plan. The Proponent proposed the Plan with legitimate and honest purposes including, among other things: (i) the reorganization of the Debtor's business; (ii) the preservation and maximization of the Debtor's business enterprise value through a rapid, efficient reorganization under chapter 11; (iii) restructuring of the Debtor's capital structure; (iv) maximization of the recovery to holders of Claims under the circumstances of this case; and (v) preserving jobs of the Debtor's employees in connection with the Debtor's continuing operations.

         14. PAYMENTS FOR SERVICES OR COSTS AND EXPENSES (11 U.S.C. SECTION 1129(a)(4)). All payments made or to be made by the Debtor or the Reorganized Debtor or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 case, or in connection with the Plan and incident to the Chapter 11 case, have been approved by, or are subject to the approval of, the Court as reasonable, thereby satisfying Bankruptcy Code section 1129(a)(4).



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         15. DIRECTORS, OFFICERS AND INSIDERS (11 U.S.C. SECTION 1129(a)(5)).
The Proponent has complied with Bankruptcy Code section 1129(a)(5). The identity and affiliations of the persons that will serve as directors of the Reorganized Debtor after confirmation of the Plan have been fully disclosed in the Disclosure Statement, the Plan Supplement and the Amended Plan Supplement. The appointment to, or continuance in, such offices of such persons who will continue in office is consistent with the interests of holders of Claims against and Interests in the Debtor and with public policy. The identity of any insider that will be employed or retained by the Reorganized Debtor and the nature of such insider's compensation have also been fully disclosed, to the extent applicable.

         16. RATE CHANGES (11 U.S.C. SECTION 1129(a)(6)). The Debtor does not operate in an industry where rates are regulated and, thus, the requirement of section 1129(a)(6) of the Bankruptcy Code is inapplicable.

         17. BEST INTERESTS OF CREDITORS (11 U.S.C. 1129(a)(7)). The Plan satisfies Bankruptcy Code section 1129(a)(7). The liquidation analysis described in the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing: (i) are persuasive and credible; (ii) have not been controverted by other evidence; and (iii) establish that each holder of an impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtor were liquidated under chapter 7 of the Bankruptcy Code on such date.

         18. ACCEPTANCE OR REJECTION BY CERTAIN CLASSES (11 U.S.C. SECTION 1129(a)(8)). Classes 1, 2, 3 and 4 are Classes of unimpaired Claims that are conclusively presumed to have accepted the Plan under Bankruptcy Code section 1126(f). Classes 5 and 6 have voted to accept



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the Plan in accordance with Bankruptcy Code sections 1126(c) and (d), Classes 7 and 8 are not entitled to receive or retain any property under the Plan and, therefore, are deemed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g). Although Bankruptcy Code section 1129(a)(8) has not been satisfied with respect to Classes 7 and 8, the Plan is nonetheless confirmable because the Plan satisfies Bankruptcy Code section 1129(b) with respect to these Classes of Claims and Interests. See Paragraph 25 below. As set forth in the Gordon Certification, the percentages of holders of Claims and Interests in Classes voting on the Plan, voted to accept the Plan, not counting votes of any insiders, are as follows:

Classes Entitled            Percentage Accepting        Percentage Accepting
to Vote                     (Amount)                    (Number of Claims)
----------------            --------------------        --------------------
Class 5                     100%                        100%
Class 6                     100%                        100%


         19. TREATMENT OF ADMINISTRATIVE, PRIORITY, AND TAX CLAIMS (11 U.S.C.
SECTION 1129(a)(9)). The treatment of Administrative Claims, Priority Tax Claims, and Other Priority Claims pursuant to Section V of the Plan satisfies the requirements of Bankruptcy Code sections 1129(a)(9)(A), (B) and (C).

         20. ACCEPTANCE BY IMPAIRED CLASS (11 U.S.C. SECTION 1129(a)(10)). Classes 5 and 6 are Impaired Classes of Claims that voted to accept the Plan without, to the Proponent's knowledge, the acceptance votes of any "insider". Therefore, the requirement of Bankruptcy Code section 1129(a)(10) has been satisfied.

         21. FEASIBILITY (11 U.S.C. SECTION 1129(a)(11)). The projections set forth in the Disclosure Statement and other evidence proffered or adduced by the Proponent at the confirmation hearing with respect to feasibility: (1) are persuasive and credible; (ii) have not been controverted by other evidence or challenged in any objection, or to the extent such



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evidence was challenged, such challenge was not credible or such challenge has been consensually resolved; and (iii) establish that (a) the Exit Financing appears adequate to fund the Reorganized Debtor's post-Effective Date operations for the foreseeable future and (b) that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtor, thus satisfying the requirements of Bankruptcy Code section 1129(a)(11)d

         22. PAYMENT OF FEES (11 U.S.C. SECTION 1129(a)(12)). All fees payable under section 1930 of title 28, United States Code, as determined by the Court, have been paid or will be paid on the Effective Date or thirty (30) days after such Claim becomes an Allowed Claim pursuant to Section 10.11 and 5.1 of the Plan, thus satisfying the requirements of Bankruptcy Code section 1129(a)(12).

         23. CONTINUATION OF RETIREE BENEFITS (11 U.S.C. SECTION 1129(a)(13)). The Debtor did not provide retiree benefits and, thus, the requirement of section 1129(a)(13) of the Bankruptcy Code is inapplicable.

         24. PRINCIPAL PURPOSE (11 U.S.C. SECTION 1129(d)). The principal purpose of the Plan is neither the avoidance of taxes nor the avoidance of section 5 of the Securities Act, and no governmental unit has objected to the confirmation of the Plan on any such grounds. The Plan therefore satisfies the requirements of Bankruptcy Code section 1129(d).

         25. FAIR AND EQUITABLE; NO UNFAIR DISCRIMINATION (11 U.S.C. SECTION 1129(b)). Classes 7 and 8 are impaired Classes of Claims or Interests that are deemed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g) because the holders of such Claims or Interests will not receive or retain any property under the Plan on account of such Claims or Interests. The Proponent presented evidence at the Confirmation Hearing that the Plan does not



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discriminate unfairly and is fair and equitable with respect to Classes 7 and 8, as required by Bankruptcy Code section 1129(b)(1), in that no class of Claims or Interests junior to Classes 7 and 8 is receiving or retaining any property under the Plan. Thus, the Plan may be confirmed notwithstanding the Proponent's failure to satisfy Bankruptcy Code section 1129(a)(8). Upon confirmation and the occurrence of the Effective Date, the Plan shall be binding upon the holders of Claims or Interests in Classes 7 and 8.

         26. GOOD FAITH SOLICITATION (11 U.S.C. SECTION 1125(e)). Based on the record before the Court in this Chapter 11 case, the Proponent and each of its members and their respective advisors, agents, advisors, accountants, financial advisors, consultants, attorneys, and other representatives have acted in good faith within the meaning of Bankruptcy Code section 1125(e) in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to the solicitation of acceptances of the Plan and their participation in the activities described in Bankruptcy Code section 1125, and are entitled to the protections afforded by Bankruptcy Code section 1125(e) and the exculpation and injunctive provisions set forth in Section 12 of the Plan.

         27. PLAN MODIFICATIONS. The modifications to the Plan set forth on Exhibit A hereto (the "Plan Modifications") do not materially or adversely affect or change the treatment of any holder of a Claim or Interest who has not accepted in writing the modifications. Accordingly, pursuant to Bankruptcy Rule 3019 and Bankruptcy Code section 1127, the Plan Modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of acceptances or rejections under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan. Disclosure of the Plan modifications on the record at



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the confirmation hearing constitutes due and sufficient notice thereof under the circumstances of this Chapter 11 case.

         28. OBJECTIONS TO ASSUMED CONTRACTS AND LEASES. As of the date of the confirmation hearing, two objections to assumption were received by a non-Debtor party to an executory contract or unexpired lease to be assumed pursuant to
Section VII of the Plan. Based upon evidence either proffered or produced at the confirmation hearing by the Proponent, adequate assurance of future performance of all obligations arising under the contracts and leases to be assumed was produced. Thus, the Proponent has satisfactorily showed that it can adequately perform its contract and lease obligations on a going forward basis. Accordingly, any and all objections to assumption of a contract or lease that have not previously been waived or withdrawn are hereby overruled.

         29. NO LIQUIDATION. Because the Plan does not provide for the liquidation of all or substantially all of the property of the Debtor's Estates and the Reorganized Debtor will engage in business following consummation of the Plan, Bankruptcy Code section 1141(d)(3) is not applicable.

         30. SATISFACTION OF CONFIRMATION REQUIREMENTS. The Plan satisfies the requirements for confirmation set forth in Bankruptcy Code section 1129 and
Section XIII (conditions precedent to confirmation) of the Plan, or the conditions to confirmation set forth in Section XIII have been satisfied.

         31. RETENTION OF JURISDICTION. The Court may properly retain jurisdiction over the matters set forth in Section XIV of the Plan and Bankruptcy Code section 1142.

         32. RULE 9019 SETTLEMENT: RELEASES AND DISCHARGES. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided



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under, described in, contemplated by, and/or implemented by the Plan, the releases and discharges described in Sections 12.1, 12.2, 12.3, 12.4, and 12.5 of the Plan constitute good faith compromises and settlements of the matters covered hereby. Such compromises and settlements are made in exchange for fair consideration, set forth the standard of liability and are in the best interests of the holders of Claims and Interests, are within the range of possible litigation outcomes, are fair, equitable, reasonable and are integral elements of the restructuring and resolution of the chapter 11 case in accordance with the Plan. Accordingly, each of the discharge, release and exculpation provisions set forth in the Plan:

                  a. falls within the jurisdiction of this Court under 28 U.S.C. Sections 1334(a), (b), and (d);

                  b. is an essential means of implementing the Plan pursuant to Bankruptcy Code section 1123(a)(5);

                  c. is an integral element of the transactions incorporated into the Plan;

                  d. confers a material benefit on, and is in the best interest of, the Debtor, its Estate and creditors;

                  e. is reasonable and voluntary given the scope of the discharge, release and exculpation provisions, and the Proponent's compliance with Bankruptcy Rule 2002(c)(3);

                  f. is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in this Chapter 11 case with respect to the Debtor, its organization, capitalization, operation and reorganization to the extent provided in the Plan; and



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                  g. is consistent with Bankruptcy Code sections 105, 1123, 1129 and other applicable provisions.

         33. DISCHARGE, RELEASE AND EXCULPATION. The failure to effect the discharge, release and exculpation provisions of the Plan would impair the Proponent's ability to confirm the Plan. Accordingly, the compromises and settlements embodied in the discharge, release and exculpation provisions described in Section 12 of the Plan are approved.

         34. ISSUANCE OF SECURITIES. The issuance of New Common Stock are "principally in exchange for a Claim" as that term is used in section 1145 of the Bankruptcy Code.

         35. INJUNCTION. Section 12.7 of the Plan which provides that individuals who have access to or knowledge of proprietary information, including but not limited to, all trade secrets or other confidential information concerning, without limitation: (i) supplier and customer lists, supplier and customer-specific information and vendor list; (ii) the names of or other non-public information regarding individuals or entities which lease land to the Debtor; (iii) any and all non-public information relating to or referencing the leases between lessors and the Debtor, including but not limited to, the location of the property, the term and expiration date of the leases and the consideration paid; and (iii) other non-public information with respect to the Debtor, which, if divulged to Reorganized Tri-State's competitors, would impair Reorganized Tri-State's ability to compete in the marketplace, and those acting in concert with them are enjoined and restrained from utilizing, divulging, and/or relying on the Debtor's proprietary information in any way contrary to the interests of Reorganized Tri-State at any time during or subsequent to the individuals' employment or agency relationship with Reorganized Tri-State is an integral element of the Debtor emerging from chapter 11 and reorganizing.

                                     DECREES

         NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

         1. CONFIRMATION. The Plan, as modified by the Plan modifications, is approved and confirmed under Bankruptcy Code section 1129. The terms of the Plan and the Plan Supplement are incorporated by reference into and are an integral part of this Confirmation Order.

         2. OBJECTIONS. All objections that have not been withdrawn, resolved, waived or settled, and all reservations of rights pertaining to confirmation of the Plan included therein, are overruled on the merits.

         3. PROVISIONS OF PLAN AND ORDER NON-SEVERABLE AND MUTUALLY DEPENDENT. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are non-severable and mutually dependent.

         4. PLAN CLASSIFICATION CONTROLLING. The classifications of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to the Debtor's creditors in connection with voting on the
Plan: (i) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan; (ii) do not necessarily represent and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes; and (iii) shall not be binding on the Debtor, the Reorganized Debtor, the Proponent or claimants.

         5. BINDING EFFECT. Effective on the Effective Date, and except as expressly provided in this Confirmation Order, the Plan and its provisions shall be binding upon the Debtor, the Reorganized Debtor, any entity acquiring or receiving property or a distribution under the Plan and any holder of a Claim against or Interest in the Debtor, including all governmental entities, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan. Pursuant to Bankruptcy Code sections 1123(a) and 1142(a) and the provisions of this Confirmation Order and the Plan, and shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

         6. VESTING OF ASSETS (11 U.S.C. SECTION 1141(b) AND (c)) Except as otherwise provided in the Plan or this Confirmation Order, the Debtor will, as Reorganized in-State, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution, or otherwise) under applicable state law. Except as otherwise provided in the Plan or this Confirmation Order, on and after the Effective Date, the property of the Debtor's estate shall: (i) vest in Reorganized Tri-State on the Effective Date and (ii) except as expressly provided in the Plan or Confirmation Order, shall be vested free and clear of all liens, security interests, Claims and Interests of holders of Claims and Interests. From and after the Effective Date, Reorganized Tri-State may operate its business and may use, acquire, and dispose of property, and compromise or settle any Claims and Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or this Confirmation Order.

         7. TRANSFERS OF PROPERTY. On the Effective Date, the transfers of property by the Debtor: (i) to Reorganized Tri-State: (a) are or will be legal, valid, and effective transfers of property; (b) vest or will vest the Reorganized Debtor with good title to such property free and clear of all liens, charges, Claims, encumbrances, or Interests, except as expressly provided in the Plan or Confirmation Order; (c) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law; and (d) do not and will not subject the Reorganized Debtor to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor, transferee or stamp or recording tax liability, and (ii) to holders of Claims or Interests under the Plan are for good consideration and value.

         8. ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES (11 U.S.C. SECTION 1123(b)(2)). On the Effective Date, pursuant to Section VII of the Plan, all executory contracts and unexpired leases shall be deemed assumed by the Reorganized Debtor in accordance with Bankruptcy Code sections 365 and 1123(b), except for: (i) executory contracts and unexpired leases for which the Plan provides different treatment; (ii) which are designated, specifically or by category, as a contract or lease to be rejected on the Schedule of Rejected Contracts and Leases filed with the Court on December
9, 2002, as such Schedule of Rejected Contracts and Leases may be amended from time to time; or (iii) which are the subject of a separate motion to reject filed in accordance with section 365 of the Bankruptcy Code filed prior to the Effective Date, but shall be presumed to be assumed if such motion is withdrawn or overruled by the Bankruptcy Court. Each executory contract and unexpired lease assumed pursuant to the Plan shall revest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan. The Reorganized Debtor, except as otherwise agreed by the parties or ordered by the Court, will, pursuant to Section VII of the Plan, cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan, as such cure amounts are established either prior to or within thirty (30) days after the Effective Date, in accordance with the procedure set forth in Section VII of the Plan. All executory contracts or unexpired leases assumed or assumed and assigned by the Debtor during this Chapter 11 case or under the Plan shall remain in full force and effect for the benefit of the Reorganized Debtor or its assignee notwithstanding any provision in such contract or lease (including "change in control" clauses and/or those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits, or requires termination of such contract or lease. Except as otherwise provided by Order of this Court, in the event that rejection of an executory contract or unexpired lease results in damages to the other party or parties to such contract or lease, a Claim for such damages must be filed and served on the Reorganized Debtor and the Creditors' Committee no later than thirty (30) days after the later of: (i) the Effective Date and (ii) the date that the Reorganized Debtor or the Proponent sent notice that such contract or lease was to be rejected. This Court shall retain jurisdiction to determine the pending motions and all other disputes involving the Debtor or the Reorganized Debtor and relating to the procedures set forth in Section VII of the Plan as modified by this Order.

         9. DIRECTORS AND OFFICERS OF REORGANIZED DEBTOR. Except as set forth in the Plan and the Plan Supplement, the existing officers of the Reorganized Debtor shall continue to serve in such capacities after the Effective Date. On the Effective Date, all existing directors of the Debtor shall be deemed to have resigned as directors and pursuant to Section 8.5(a) of the Plan and as set forth in the Plan Supplement and Amended Plan Supplement, the new Board of Directors of Reorganized Tri-State will consist of five (5) members Designated by the Committee: Dennis Brush, Greg Kunz, Timothy Donmoyer, James P. Shanahan, and Peter Schweinfurth. Each such designee shall be authorized to serve as a director of Reorganized

Tri-State without the necessity of further corporate action by Reorganized Tri-State or its stockholders.

         10. NEW MANAGEMENT INCENTIVE PLAN. Reorganized Tri-State is authorized to enter into the New Management Incentive Plan pursuant to the Plan.

         11. CORPORATE ACTION. On the Effective Date, the adoption of the amended certificates of incorporation and bylaws or similar constituent documents, and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure and corporate governance of the Debtor or Reorganized Debtor, and any corporate action required by the Debtor or Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect without any requirement of further action by the stockholders or directors of the Debtor or Reorganized Debtor.

         12. GENERAL AUTHORIZATIONS. Pursuant to the Plan, the Debtor and the Reorganized Debtor are authorized to execute, deliver, file or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any documents, notes or securities issued pursuant to the Plan, including the New Common Stock and the New Credit Agreement. The Debtor and the Reorganized Debtor and their respective directors, officers, members, agents and attorneys, are authorized and empowered to issue, execute, deliver, file or record any agreement, document or security, including, without limitation, the documents referenced in the Plan and/or contained in the Plan Supplement, as modified, amended and supplemented, and to take any action necessary or appropriate to implement, effectuate and to consummate the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan, including but not limited to any merger, release, amendment or restatement of any bylaws, certificates of incorporation or other organization documents of the Debtor, whether or not specifically referred to in the Plan or any exhibit thereto, without further order of the Court, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

         13. DISCHARGE OF CLAIMS AND TERMINATION OF EQUITY INTERESTS. Except as otherwise provided in the Plan or this Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Equity Interests under the Plan is deemed to be in exchange for, and in complete satisfaction, discharge and release of, all debts and Claims against and terminate all Equity Interests in the Debtor of any kind, nature or description whatsoever against or in the Debtor or any of their assets or properties to the fullest extent permitted under section 1141 of the Bankruptcy Code. Except as otherwise provided in the Plan or this Confirmation Order, entry of this Confirmation Order shall act as a discharge, effective as of the Effective Date, of any and all Claims against and Interests in the Debtor or any of their assets that arose at any time before the entry of the Confirmation Order. The discharge shall be effective as to each Claim and Interest except as otherwise expressly provided in the Plan or the Confirmation Order, regardless of whether:

                  a. a proof of Claim or Equity Interest based on such Claim, Equity Interest, debt or liability is filed or deemed filed under Bankruptcy Code section 501 or is fixed in the United States Bankruptcy Court;

                  b. a Claim or Equity Interest based on such Claim, Equity Interest, debt or liability is Allowed; or

                  c. the holder of a Claim or Equity Interest based on such Claim, Equity Interest, debt or liability, has accepted the Plan.

The foregoing shall not release the Debtor or Reorganized Debtor from their liabilities or obligations as set forth in, or under, the Plan or this Confirmation Order.

         14. DISCHARGE OF DEBTOR. Except as expressly provided in the Plan or this Confirmation Order, the Debtor is discharged effective upon the Effective Date, subject to the occurrence of the Effective Date, from any "debt" (as that term is defined in section 101(13) of the Bankruptcy Code), and the Debtor's liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of the Debtor that has either been assumed or rejected in this Chapter 11 case or pursuant to the Plan, or obligation of the Debtor incurred before the Confirmation Date, or from any conduct of the Debtor prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date.

         15. ISSUANCE OF NEW SECURITIES. Pursuant to sections 8.4 of the Plan, the issuance of the securities set forth in the Plan by the Reorganized Debtor is hereby authorized without further act or action under applicable law, regulation, order or rule.

         16. CANCELLATION OF NOTES, INSTRUMENTS, DEBENTURES AND COMMON STOCK. Pursuant to Section 8.2 of the Plan, on the Effective Date, except as otherwise provided in the

Plan or this Confirmation Order, the existing securities shall be cancelled and deemed terminated, and the obligations of the Debtor under the foregoing shall be discharged. As of the Effective Date, all existing securities that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party.

         17. PLAN DOCUMENTS. There being no objections to any of the documents contained in the Plan, Plan Supplement or Amended Plan Supplement (which includes and shall include any amendments, modifications and supplements thereto), and all documents and agreements introduced therein or contemplated by the Plan (including all exhibits and attachments thereto and documents referred to therein), the execution, delivery and performance thereof by the Reorganized Debtor are authorized and approved, including but not limited to: (i) the Amended By-laws of the Reorganized Debtor; (ii) the Amended Certificate of Incorporation the Reorganized Debtor; (iii) the New Credit Agreement; (iv) the New Management Incentive Plan; (v) Schedule of Rejected Contracts and Leases (which shall be subject to modification prior to or after the Effective Date); and (vi) a list of the proposed directors of the Debtor, without need for further order or authorization of the Court. The modifications made prior to this confirmation hearing are not material and are amended and the Proponent or its members, the Debtor and the Reorganized Debtor, as appropriate, are authorized and empowered to make any and all additional non-material modifications to any and all documents included as part of the Plan, Plan Supplement, and Amended Plan Supplement that may be agreed to by the parties thereto and are consistent with the Plan.

         18. NEW CREDIT AGREEMENT. The Debtor and the Reorganized Debtor are authorized, empowered, and directed to execute the New Credit Agreement, as such agreement may hereafter be modified, and all documents related thereto (together, the "New Credit

Documents"). Notwithstanding any other provisions of the Plan or this Confirmation Order, as of the Effective Date: (i) each New Credit Document executed by the Reorganized Debtor shall constitute a legal, valid and binding obligation of the Reorganized Debtor, enforceable against the Reorganized Debtor in accordance with its terms; and (ii) all of the security interests and liens ("Liens") granted under the New Credit Agreement and the other New Credit Documents shall constitute legal, valid and duly perfected first priority Liens against the Collateral (as defined in the New Credit Documents), including, without limitation, accounts receivable, inventory, equipment, general intangibles, rights under leases (whether entered into as lessor or lessee), documents and cash and cash accounts, subject only to liens permitted under the New Credit Documents. In furtherance of the foregoing, the Reorganized Debtor and the other persons granting such liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Confirmation Order, and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties. Neither the obligations created under the New Credit Documents nor the Liens granted under the New Credit Documents shall constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or under the laws of the United States, any state, territory, possession or the District of Columbia ("Applicable Federal or State Law") and do not and will not subject any agent, or any lender under the New Credit Documents, or any obligations incurred or Liens granted under the New Credit Documents, to any liability by reason of such incurrence or grant under Applicable Federal or State Law based, in whole or part, directly or indirectly, on any theory of law including, without limitation, any theory of successor or transferee liability. The obligations created under the New Credit Documents and the Liens have been incurred and given in exchange for fair consideration and reasonably equivalent value.

         19. GOVERNMENTAL APPROVALS NOT REQUIRED. Except as set forth in the Plan, this Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any State or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement and any documents, instruments or agreements, and any amendments or modifications thereto.

         20. EXEMPTION FROM CERTAIN TAXES. Pursuant to Bankruptcy Code section 1146(c): (i) the issuance, transfer, or exchange of a security, or (ii) the making or delivery of an instrument of transfer under a plan confirmed under section 1129 of this title, may not be taxed under any law imposing a stamp tax or similar tax.

         21. FINAL FEE APPLICATIONS. Pursuant to Section 2.4 of the Plan, Professionals and all other entities asserting Fee Claims (as such terms are defined in the Plan) must file an application for final allowance of such Fee Claim by no later than forty-five (45) days after the Effective Date; provided, however, that any Professional entitled to receive compensation or reimbursement of expenses pursuant to the Order Under 11 U.S.C. SECTIONS 105(a) and 331 Establishing Procedures For Interim Compensation And Reimbursement Of Expenses Of Professionals may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Court review or approval. Holders of Fee Claims that are required to file for final allowance of their Fee Claims and that do not file such applications within the time period set forth herein shall be forever barred from asserting such Claims against the Debtor, the Reorganized Debtor, and their respective property, and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Fee Claim must be filed and served on the Reorganized Debtor, their counsel and the requesting person or entity no later than twenty (20) days after the date on which the applicable application for compensation or reimbursement was flied.

         22. TERMINATION OF INJUNCTIONS AND AUTOMATIC STAY. Pursuant to Section
12.8 of the Plan, all injunctions or stays provided for under Bankruptcy Code sections 105 or 362 or otherwise, and in existence on the date of the Confirmation Hearing, shall remain in full force and effect until the later of:
(i) Effective Date; and (ii) such date as provided under applicable law, unless the Plan or this Confirmation Order expressly provides otherwise.

         23. INJUNCTIONS. Except as otherwise expressly provided in the Plan, this Confirmation Order, or a separate order of this Court, all injunctions set forth in the Plan are approved.

         24. EXCULPATION. Except as otherwise expressly provided in the Plan, this Confirmation Order or a separate Order of this Court, the exculpation and limitation of liability provisions set forth in Sections 12 and 13 of the Plan are approved.

         25. RELEASES. Pursuant to Bankruptcy Code section 1123(b)(3) and Bankruptcy Rule 9019(a), the settlements, compromises, releases, discharges, exculpations, and injunctions set forth in the Plan, including, but not limited to, the releases set forth in Section VII of the Plan, shall be, and hereby are, approved as fair, equitable, reasonable and in the best interests of the Debtor, the Reorganized Debtor and their Estates, Claim and Interest holders. See Protective Comet For Independent Stockholders of TMT Trailer Ferry, Inc. v. Anderson, 390

U.S. 414, 424 (1968). The releases by non-Debtor parties under the Plan are fair to holders of Claims and Interests and are necessary to the proposed reorganization, and set forth the proper standard of liability. In addition, the releases by non-Debtor who received distributions under the Plan are voluntary and reasonable given the scope of the releases, and the Proponent's compliance with Bankruptcy Rule 2002 (c)(3).

         26. COMPROMISES AND SETTLEMENTS. All settlements and compromises of Claims and causes of action against non-Debtor entities that are embodied in the Plan, that are approved herein as fair, equitable, reasonable and in the best interests of the Debtor, its Estate, and the Reorganized Debtor, shall be, and hereby are, effective and binding on all persons and entities who may have had standing to assert such Claims or causes of action, and no person or entity shall possess such standing to assert such Claims or causes of action after the Effective Date. See St. Paul Fire & Marine Ins. Co. v. Pepsico, Inc., 884 F.2d 688, 700-01 (2d Cit. 1989). On and after the Effective Date, the Reorganized Debtor may use, acquire and dispose of property and compromise and settle any Claims without supervision or approval by this Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and this Confirmation Order.

         27. AUTHORIZATION TO CONSUMMATE PLAN. Notwithstanding Bankruptcy Rule 3020(e), the Confirmation Order shall take effect immediately upon its entry and the Debtor is authorized to consummate the Plan immediately after entry of this Confirmation Order in accordance with the terms of the Plan.

         28. NOTICE OF ENTRY OF CONFIRMATION ORDER. On or before three (3) Business Days following the date of entry of this Confirmation Order, the Debtor shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c)
on all impaired Claim and Interest holders (or their respective nominees), the United States Trustee and other parties in interest, by causing notice of entry of the Confirmation Order substantially in the form of the notice annexed hereto as Exhibit B (the "Notice of Confirmation"), which form is hereby approved, to be delivered to such parties for their nominees) by first-class mail, postage prepaid. The notice described herein is good, sufficient, and adequate under the particular circumstances, and no other or further notice is necessary.

         29. RETENTION OF JURISDICTION. Pursuant to Bankruptcy Code sections 105(a) and 1142, this Court shall have exclusive jurisdiction over all matters arising out of or related to the chapter 11 case and the Plan to the fullest extent permitted by law, including, but not limited to, the matters set forth in
Section 14 of the Plan, except as otherwise provided in the Plan or herein, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date.

         30. Except as specifically provided under the Plan, nothing contained herein or in the Plan shall be deemed to be a waiver or the relinquishment of any rights, Claims, or causes of action that the Debtor or the Reorganized Debtor may have or which the Reorganized Debtor may choose to assert on behalf of the Estate in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation; (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtor, the Reorganized Debtor, their officers, directors, or representatives; (ii) the avoidance of any transfer by or obligation of the Estate or the Debtor or the recovery of the value of such transfer; or (iii) the turnover of any property of the Estate.

         31. RESERVATION OF RIGHTS. Noting contained herein or in the Plan shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense that the Debtor had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan. The Reorganized Debtor shall have, retain, reserve, and be entitled to assert all such claims, causes of action, rights of setoff, or other legal or equitable defenses which they or any of them had immediately prior to the Petition Date fully as if the Reorganization Case had not been commenced, and all legal and/or equitable rights of the Reorganized Debtor respecting any Claim left unimpaired by the Plan of Reorganization may be asserted after the Confirmation Date to the same extent as if the Reorganization Case had not been commenced.

         32. SETOFF. The Debtor and the Reorganized Debtor may, but shall not be required to, set off against any Claim (for purposes of determining the allowed amount of such Claim on which distribution shall be made), including any claims of any nature whatsoever that any of the Debtor, the Estate or the Reorganized Debtor may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized Debtor of any such Claim any of the Debtor, the Estate, or the Reorganized Debtor may have against the holder of such Claim.

         33. EXEMPTION FROM SECURITIES LAWS. The exemption from the requirements of Section 5 of the Securities Act, and any state or local law requiring registration for the offer, issuance, exchange or transfer of a security provided for in the Plan or registration or licensing of an issuer of, underwriter of, or broker dealer in, such security is authorized by, among other things, Bankruptcy Code section 1145 and shall apply to the issuance of New Common Stock.

         34. GOVERNMENT CONTRACT TRANSFERS. The Debtor and the Reorganized Debtor are hereby authorized to take all steps necessary to transfer to the applicable Reorganized Debtor any contracts between the Debtor and a governmental or quasi-governmental entity.

         35. APPLICABLE NON-BANKRUPTCY LAW. Pursuant to Bankruptcy Code sections 1123(a) and 1142(a), the provisions of this Confirmation Order, the Plan or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

         36. PLAN MODIFICATIONS. So long as such action does not materially and adversely affect the treatment of holders of Claims or Equity Interests pursuant to the Plan, the Proponent may institute proceedings in this Court to remedy any defect or omission or reconcile any inconsistencies in the Plan of Reorganization or this Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

         37. PLAN DOCUMENT MODIFICATIONS. The Proponents are hereby authorized to modify the Plan Documents to, among other things: (i) conclude negotiations with respect to the Plan and the Plan Documents; and (ii) execute and deliver such documents, without seeking further Court approval.

         38. TECHNICAL MODIFICATIONS. Prior to the Effective Date, the Proponent may make appropriate technical adjustments and modifications to the Plan without further order or approval of this Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests.

         39. IMPLIED APPROVAL. The absence of a reference in this Order to a specific provision of the Plan shall not, and shall not be deemed to, affect or alter this Court's ruling that every provision of the Plan has been approved and confirmed by the Court.

         40. RESOLVING INCONSISTENCIES. To the extent the terms of this Confirmation Order conflict with the Plan or the Disclosure Statement, the terms of this Confirmation Order shall control, and to the extent the terms of the Plan conflict with the Disclosure Statement, the terms of the Plan shall control.

Dated: December 22, 2002
       Columbus, Georgia

                                               /s/
                                               ---------------------------------
                                               John T. Laney III
                                               United States Bankruptcy Judge

                                    EXHIBIT A

                               PLAN MODIFICATIONS

I. Section 6.1: The following shall be added to the end of Section 6.1:

         Notwithstanding Section 8.8(a) herein, all liens and security interests in favor of Ableco shall remain in fall force and effect, and Ableco shall not be required to release any such liens or security interests, unless and until Ableco's Allowed Claim is fully and finally satisfied in full. Ableco's Claim is an Allowed Claim and a Secured Claim in the amount of $18,782,071.63 as of December 20, 2002,(1) before consideration of legal fees incurred but not yet charged to the loan balance.

II. Section 5.3: The following language shall be added to the end of Section
5.3:

         The Claim of the State of Missouri, Department of Revenue shall, to the extent such Claim is paid pursuant to (ii) above, be paid interest at the rate of 6% per annum and annual payments after the first payment shall be paid on or before the anniversary of the Effective Date. Moreover, nothing contained herein shall affect the rights of the State of Missouri, Department of Revenue to pursue the Reorganized Debtor under state law in the event of any default hereunder.

III. Section 7.1: The following language shall be added to the end of Section
7.1:

         Nothing contained herein alters the rights or obligations of Denny Weikhorst Equipment, Inc. ("Weikhorst") or the Debtor respecting the agreement(s), if any, existing between Weikhorst and the Debtor, other than to the extent that if any such agreement is a lease, such lease may be assumed by the Reorganized Debtor,

----------

(1) The amount of Ableco's Allowed Claim assumes that such amount will be paid on or before December 23, 2002.

                                    EXHIBIT B


                      IN THE UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF GEORGIA


In Re:                                          Chapter 11
                                                Case No. 02-70596 (JTL)
TRI-STATE OUTDOOR MEDIA
GROUP, INC.,                                    Judge Laney
                                                Hearing Date: December 19, 2002
                        Debtor.                 Hearing Time: 10:00 a.m.



                   NOTICED OF (I) ENTRY OF CONFIRMATION ORDER
                          AND (II) FEE CLAIMS BAR DATE

         PLEASE TAKE NOTICE that on December 23, 2002, the United States Bankruptcy Court for the Middle District of Georgia entered its Findings of Fact, Conclusions of Law, and Order Confirming Amended Plan of Reorganization Proposed by the Official Committee of Unsecured Creditors (the "Confirmation Order")(2).

         PLEASE TAKE FURTHER NOTICE that the Confirmation Order is available for inspection at the office of the Clerk of the United States Bankruptcy Court, 901 Front Avenue, One Arsenal Place, Columbus, Georgia 31901.

         PLEASE TAKE FURTHER NOTICE that in accordance with the Confirmation Order and Section 2.4 of the Plan no later than forty-five (45) days after the Effective Date, each person or entity asserting a Fee Claim (as defined in the Plan) for services rendered in connection with the Reorganization Case prior to the Effective Date must file and serve on the Reorganized Debtor and their counsel applications for final allowance of such Fee Claims. Objections to any Fee Claim must be filed and served on the Reorganized Debtor, their counsel and the requesting person or entity by no later than twenty (20) days after the filing of an application for final allowance of such Fee Claim.

         PLEASE TAKE FURTHER NOTICE that, in accordance with the Confirmation Order and Section 5.2 of the Plan no later than forty-five (45) days after the Effective Date, each person or entity asserting an Administrative Expense Claim must file and serve on the Reorganized Debtor and their counsel applications for allowance and payment of such Claims, other than as

----------

(2) The Confirmation Order was entered with respect to the Amended Plan of Reorganization Proposed by the Official Committee of Unsecured Creditors (the "Plan"). All terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

provided in Section 5.2 of the Plan, which exempts certain parties from having to file such an application.



                                              BY ORDER OF THE BANKRUPTCY COURT
                                              Honorable John T. Laney III
                                              United States Bankruptcy Judge

Dated:  December 22, 2002